Form 10-K, Exhibit 13
period 1996-12-31
HOLCO MORTGAGE ACCEPTANCE CORP I
filed 1997-04-01
CIK 813418

HOLCO MORTGAGE ACCEPTANCE CORPORATION-I

                                FINANCIAL REPORT

                                DECEMBER 31, 1996

                                 C O N T E N T S

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT AUDITOR
--------------------------------------------------------------------------------

FINANCIAL STATEMENTS

   Balance sheets
   Statements of  income
   Statements of stockholders' equity
   Statements of cash flows
   Notes to financial statements
--------------------------------------------------------------------------------

                          INDEPENDENT AUDITOR'S REPORT


To  the  Board  of  Directors
HOLCO MORTGAGE ACCEPTANCE CORPORATION-I
South Bend, Indiana


We have audited the accompanying balance sheets of Holco Mortgage Acceptance Corporation-I as of December 31, 1996 and 1995, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Holco Mortgage Acceptance Corporation-I as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.




/s/ McGLADREY & PULLEN, LLP




South Bend, Indiana
January 10, 1997

HOLCO MORTGAGE ACCEPTANCE CORPORATION-I

BALANCE SHEETS
December 31, 1996  and  1995


                                                                                  1996          1995
                                                                               -----------------------
ASSETS

 CASH  AND  CASH EQUIVALENTS, including amounts
   held by trustee 1996 $92,144; 1995 $87,334 ..............................   $   92,144    $   87,334

 INTEREST RECEIVABLE .......................................................       72,293        72,938

GNMA  CERTIFICATES, at amortized cost ......................................    9,403,269     9,492,787

 COLLATERALIZED MORTGAGE OBLIGATION Bond Offering
    COSTS, net of accumulated amortization 1996
   $1,039,951; 1995 $1,039,363 .............................................       11,571        12,159
                                                                               ------------------------
                                                                               $9,579,277    $9,665,218
                                                                               ========================
LIABILITIES AND STOCKHOLDERS' EQUITY

 LIABILITIES
   Collateralized mortgage obligation bonds ................................   $8,816,000    $8,900,000
   Accounts payable ........................................................       38,756        39,023
   Interest payable ........................................................      137,565       138,878
                                                                               ------------------------
                                                                                8,992,321     9,077,901
                                                                               ------------------------

 STOCKHOLDERS' EQUITY
   Common stock, $.01 par value; authorized
      700,000 shares; issued and outstanding
      563,750 shares .......................................................        5,638         5,638
   Additional paid-in capital ..............................................    2,862,878     2,862,878
   Retained earnings (deficit) .............................................   (2,281,560)   (2,281,199)
                                                                               ------------------------
                                                                                  586,956       587,317
                                                                               ------------------------
                                                                               $9,579,277    $9,665,218
                                                                               ========================

 See Notes  to  Financial Statements

HOLCO MORTGAGE ACCEPTANCE CORPORATION-I

STATEMENTS OF INCOME
Years Ended December 31, 1996, 1995,  and  1994


                                       1996        1995       1994
---------------------------------------------------------------------
Revenues, interest income:
   GNMA certificates ............    $860,346    $932,051  $1,297,737
   Funds held by trustee ........       1,690       2,298      24,511
                                     --------------------------------
                                      862,036     934,349   1,322,248
                                     --------------------------------
Expenses:
   Interest expense .............     830,119     854,802   1,161,125
   Management fees, related party       6,168      26,168      24,688
   Other, net ...................       3,560       3,560       3,560
                                     --------------------------------
                                      839,847     884,530   1,189,373
                                     --------------------------------

              Net income ........    $ 22,189    $ 49,819  $  132,875
                                     ================================

              Net income per share   $    .04    $    .09  $      .24
                                     ================================

 See Notes  to  Financial Statements.

HOLCO MORTGAGE ACCEPTANCE
CORPORATION-I

STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1996, 1995, and  1994


                                                      Retained
                                Common   Additional   Earnings
                                Stock     Paid-In     (Deficit)        Total
--------------------------------------------------------------------------------

Balance, December 31, 1993    $   5,638 $2,862,878 $  (1,894,503)  $   974,013
   Net income ............           --         --       132,875       132,875
   Dividends declared ....           --         --      (541,201)     (541,201)
                              --------------------------------------------------
Balance, December 31, 1994        5,638  2,862,878    (2,302,829)      565,687
   Net income ............           --         --        49,819        49,819
   Dividends declared ....           --         --       (28,189)      (28,189)
                              --------------------------------------------------
Balance, December 31, 1995        5,638  2,862,878    (2,281,199)      587,317
   Net income ............           --         --        22,189        22,189
   Dividends declared ....           --         --       (22,550)      (22,550)
                               -------------------------------------------------
Balance, December 31, 1996     $  5,638 $2,862,878 $  (2,281,560)  $   586,956
                               =================================================

See Notes  to  Financial Statements.

HOLCO MORTGAGE ACCEPTANCE CORPORATION-I

STATEMENTS OF CASH FLOWS
Years Ended December 31, 1996, 1995,  AND  1994

                                                        1996        1995       1994
-------------------------------------------------------------------------------------

Cash Flows From Operating Activities
  Net income                                           $ 22,189  $ 49,819  $  132,875
  Adjustments to reconcile net income to
    net cash provided by (used in)
    operating activities:
    Amortization of GNMA certificate
      discount                                           (1,788)  (65,617)   (153,858)
    Amortization of collateralized mortgage
      obligation bond discount, net                          --        --      18,274
    Amortization of collateralized mortgage
      obligation bond offering costs                        588    17,669      50,663
    Change in assets and liabilities:
      Decrease (increase) in interest receivable            645      (371)     45,716
      Increase (decrease) in:
        Accounts payable                                   (267)   20,000     (15,428)
        Interest payable                                 (1,313)   (1,211)    (92,193)
                                                       ------------------------------
Net cash provided by (used in) operating activities      20,054    20,289     (13,951)
                                                       ------------------------------

Cash Flows From Investing Activities
  Principal receipts on GNMA certificates                91,306    83,263   5,930,988
                                                       ------------------------------

Cash Flows From Financing Activities
  Redemption of collateralized mortgage obligation
    bonds                                               (84,000)  (77,000) (6,593,936)
  Dividends paid                                        (22,550)  (28,189)   (541,201)
                                                       ------------------------------

Net cash (used in) financing activities                (106,550) (105,189) (7,135,137)
                                                       ------------------------------

Increase (decrease) in cash and cash equivalents          4,810    (1,637) (1,218,100)

Cash and cash equivalents, beginning                     87,334    88,971   1,307,071
                                                       ------------------------------
Cash and cash equivalents, ending                      $ 92,144  $ 87,334  $   88,971
                                                       ==============================

See Notes  to  Financial Statements.

HOLCO MORTGAGE ACCEPTANCE CORPORATION-I

NOTES TO FINANCIAL STATEMENTS


Note 1. Organization, Use of Estimates, and Significant Accounting Policies

Organization:

Holco Mortgage Acceptance Corporation-I, a Delaware corporation, (the "Company") was formed on April 3, 1987 to invest in Multifamily GNMA Certificates, by acquiring fully modified pass-through certificates representing beneficial ownership in multifamily housing project mortgage loans issued by the Federal Housing Administration ("FHA") under Section 223(f) of the National Housing Act. These Certificates are guaranteed by the Government National Mortgage Association ("GNMA"), and are backed by the full faith and credit of the United States. The Company obtained proceeds for the acquisition of the GNMA Certi-ficates by issuing its common stock and three series of Bonds. The Company's sole activities consist of providing monthly interest payments to the bond holders; repaying the principal of the bonds at either redemption or maturity; and providing distributions to common stockholders ("PERC" holders) which are expected to provide them with repayment of their investment plus a return thereon.

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The
Company   estimated   prepayments  of  GNMA  Certificates  and  corresponding
redemptions of collateralized mortgage obligation bonds at the time of issuance. These estimates were used to determine the constant effective yield necessary to apply the interest method of amortization for the collateralized mortgage obligation bond offering costs, collateralized mortgage obligation bond discount, and GNMA certificate market discount.

It was anticipated that all remaining GNMA Certificates would be prepaid and there would be a corresponding redemption of the then outstanding collateralized mortgage obligation bonds during the year ending December 31, 1996. Management has now estimated that the future payments of the remaining GNMA Certificates will be in accordance with their scheduled maturity with corresponding monthly redemptions of the collateralized mortgage obligation bonds sufficient, at a minimum, to assure the bonds which remain outstanding are fully secured by the Multifamily GNMA Certificates and the other collateral held by the trustee. Actual payments could differ from those estimates and such differences could occur in the near term.

With this change in estimate, management has decided to straight-line the remaining unamortized collateralized mortgage obligation bond offering costs and GNMA certificate market discount over the remaining term of the GNMA certificates. The effect of this change is not deemed to have an material effect on the financial statements taken as a whole.

Significant accounting policies:

Basis of accounting:

The accompanying financial statements are prepared in accordance with generally accepted accounting principles, including the use of the accrual method of accounting.

Cash equivalents:

For purposes of the statement of cash flows, the Company considers corporate trust accounts held by the trustee to be cash equivalents.

Collateralized mortgage obligation bond offering costs, collateralized mortgage obligation bond discount, and GNMA certificate market discount:

Collateralized mortgage obligation bond offering costs include underwriting commissions and other expenses associated with the offering. The collateralized mortgage obligation bond offering costs and collateralized mortgage obligation bond discount are being amortized over the expected life of the related bonds and are included in interest expense. The GNMA certificate market discount is being amortized over the expected life of the GNMA Certificates and is included in interest income.

Note 2.  Income Tax Status

The Company elected to be treated as a real estate mortgage investment conduit ("REMIC") which has been authorized under the Tax Reform Act of 1986. The sections of the federal income tax laws applicable to REMICs provide that in lieu of corporate income taxes, the PERC holders separately account for their pro rata share of the Company's items of income, deductions, losses, and credits.


Note 3.  Cash Distributions to PERC Holders

PERC holders receive quarterly cash distributions consisting of the cash flows of the Company, if any, remaining after debt service on the bonds and payment of operating expenses.


Note 4.  GNMA Certificates

The GNMA Certificates consist of three Multifamily GNMA Certificates as of December 31, 1996 and 1995. The GNMA Certificates have been assigned to a trust for the purpose of securing the collateralized mortgage obligation bonds. The Certificates are payable in aggregate monthly installments of approxi- mately $79,000 as of December 31, 1996 and 1995, including interest at 9% to 9.25% per annum with stated maturity dates varying between December 2021 and January 2022. The GNMA Certificates are held for payment of principal and interest on the collateralized mortgage obligation bonds and, accordingly, are reflected on the accompanying balance sheets at amortized cost.

The principal balances and unamortized market discount on the GNMA Certificates as of December 31, 1996 and 1995 are as follows:

                                                    1996           1995
                                                  ------------------------

Principal balances ....................           $9,447,694    $9,539,000
Unamortized discount ..................               44,425        46,213
                                                  ------------------------
                                                  $9,403,269    $9,492,787
                                                  ========================

It is anticipated that the aggregate maturities of the GNMA Certificates will be in accordance with their scheduled maturity for the years ending December 31, 1997 through 2001 as follows: 1997 $100,041; 1998 $109,474; 1999 $119,796; 2000
$131,092; and 2001 $143,452.


Note 5.  Related Party Transactions

Purchase of GNMA Certificates:

The proceeds from sale of the Bonds and the PERCs were used by the Company to purchase Multifamily GNMA Certificates from HC Mortgage Company, Inc. ("HC Mortgage"), an affiliate of the Company, and to pay the costs of the offering.

Fees to affiliate:

The Company pays to HC Mortgage a monthly management fee which will be subsequently reduced in proportion to the reduction in cash flow occurring when any GNMA Certificate is prepaid, disposed of, or fully amortized. The management fee paid is intended to cover accounting fees, legal fees, trustee fees, and independent directors' fees of the Company. Affiliates of the Company will not be required to pay expenses of the Company in the event that expenses exceed the management fee. However, the affiliates may elect to pay the excess of expenses incurred over the management fee received and treat such excess as an operating expense loan. The amount of operating expense loans included in accounts payable in the accompanying balance sheets at both December 31, 1996 and 1995 is $36,000. The management fee, including excess expense reimbursement, for the years ended December 31, 1996, 1995, and 1994 was $6,168, $26,168, and $24,688
respectively.

Note 6.  Collateralized Mortgage Obligation Bonds

The collateralized mortgage obligation bonds were issued in the aggregate principal amount of $45,335,000 as follows:

                                                                     Bonds
                              Original                             Outstanding
                              Principal     Interest    Stated     December 31,
                               Amount        Rate     Maturity*       1996
                            ---------------------------------------------------
Class:
  A Bonds                   $18,060,000     9.200      9/1/95     $       --
  B Bonds                    16,000,000     9.000      2/1/22             --
  C Bonds                    11,275,000     9.375      2/1/22      8,816,000
                            -----------                           ----------
                            $45,335,000                           $8,816,000
                            ===========                           ==========

* Assuming no prepayments on the GNMA Certificates.

Interest is payable monthly on the first business day of each month. Interest payments are made for interest accrued to the beginning of the calendar month preceding the month of the payment date.

The bonds will bear interest at rates described above and will be subject to prepayment or redemption. Interest will cease accruing on each bond at the beginning of the calendar month immediately preceding the month of the bond's final payment or redemption.

Principal and interest payments received on the Company's Multifamily GNMA Certificates are being applied to pay principal and interest on the bonds with sufficient monthly redemptions, at a minimum, to assure the bonds which remain outstanding are fully secured by the Multifamily GNMA Certificates and the other collateral held by the trustee.

Based upon the scheduled repayments of the GNMA Certificates, it is anticipated that the collateralized mortgage obligation bonds will be redeemed during years ending December 31, 1997 through 2001 as follows: 1997 $93,000; 1998 $101,000;
1999 $112,000; 2000 $122,000; and 2001 $135,000.

Note 7.  Disclosures about Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents:

The carrying amount approximates fair value because of the short maturity of those instruments.

GNMA Certificates:

The fair values of the GNMA Certificates are estimated based on quoted market prices received by the trustee.

The estimated fair values of the Company's financial instruments as of December 31, 1996 and 1995 are as follows:

                                      1996                   1995
                            -------------------------------------------------
                            Carrying                   Carrying
                              Value      Fair Value      Value    Fair Value
                            -------------------------------------------------

Cash and cash equivalents   $   92,144   $   92,144   $   87,334  $    87,334
GNMA Certificates .......    9,403,269    9,914,000    9,492,787   10,066,000

Collateralized Mortgage Obligation Bonds:

The fair value of the Company's collateralized mortgage obligation bonds is not practicable to determine because future cash flows are uncertain and difficult to predict.

Note 8.  Cash Flows Information

Supplemental information relative to the statements of cash flows for the years ended December 31, 1996, 1995, and 1994 is as follows:


                                               1996      1995       1994
                                             ------------------------------

Supplemental disclosures of cash
  flow information .......................   $830,844  $838,344  $1,184,381
                                             ==============================